Exhibit 99.1

      Albany International Announces Plans to Reduce Manufacturing Capacity
                        and Personnel in Europe and U.S.

      Albany, New York, July 1, 2009 - Albany International Corp. (NYSE:AIN) announced today plans by two of its European affiliates to reduce manufacturing capacity and personnel and also announced a plant closure in the United States.

      Albany International France S.A.S. announced a proposed plan to discontinue operations at its press fabric manufacturing facility in Riberac, France, and Wurttembergische Filztuchfabrik K. Geschmay GmbH announced plans to further reduce personnel at its press and dryer fabric facility in Goppingen, Germany. These planned actions would be the result of the continuing consolidation of paper industry customers in Europe and the need to balance the Company's paper machine clothing manufacturing capacity in Europe with anticipated paper mill demand. The Company does expect Goppingen to remain an integral part of its long-term capacity plan, and to continue to be its primary press fabric operation for central Europe.

      The Riberac and Goppingen proposals would be subject to applicable local law and would be implemented in accordance with such law and in consultation with the Works Councils.

      Albany International Corp. also disclosed that it will discontinue operations at its process belt manufacturing facility in Tumwater, Washington. As with the European plans, similar steps have been taken by the Company over the last few years in North America, as the global paper and paperboard industry continues to shift capacity from traditional paper markets to new emerging markets.

      The Company's process belt manufacturing will now be centered at its operations in Bury, England, as of August 31, 2009. The Bury capacity will be maximized to accommodate additional production; technical and manufacturing from Bury and Tumwater will work closely together to ensure continuity of customer supply.

      The Company anticipates that with these planned actions, its PMC manufacturing capacity in Eurasia will be, for the foreseeable future, as follows: forming production for Eurasia will be centered in Selestat and Chungju, with some specialized production continuing in Halmstad; press production will be centered in Halmstad, Goppingen, and Hangzhou; dryer production in Panyu and Goppingen, and global process belts in Bury. The Company will continue to provide customers throughout Eurasia with world-class expertise in Product Application, Sales and Marketing, Service, and Research and Development.

      The proposed actions in Europe and the Tumwater, Washington, plant closure in no way reflect on the performance of the affected employees; they are a business necessity, driven by the existing and anticipated market conditions.

      Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors.

Additional information about the Company and its businesses and products is available at www.albint.com.